Exhibit 5.1

Goodwin Procter LLP
Counselors at Law
Three Embarcadero Center,
24th Floor
San Francisco, CA 94111
T: 415.733.6000
F: 415.677.9041
April 15, 2009
AVANIR Pharmaceuticals, Inc.
101 Enterprise, Suite 300
Aliso Viejo, California 92656
Re:	Post-Effective Amendment No. 1 to Form S-3
Ladies and Gentlemen:
     This opinion letter is furnished to you in connection with your filing of a Post-Effective Amendment No. 1 to registration statement on Form S-3, File No. 333-149125 (as amended, the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration of up to 12,240,437 shares of Common Stock, $0.0001 par value per share (the “Shares”), of AVANIR Pharmaceuticals, Inc., a Delaware corporation (the “Company”), issuable upon the exercise of common stock purchase warrants (the “Warrants) dated as of March 26, 2008.
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.
     The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).
     Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Warrants, that the Shares will be validly issued, fully paid and non-assessable.
     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,
/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP